Exhibit 99.1




Press Release
For Immediate Release
BKF Capital Group Inc.

June 1, 2011


         BKF Capital Group, Inc. Announces an Updated Corporate Strategy


     Boca Raton, Florida - (BUSINESS WIRE) - BKF Capital Group Inc. (OTCQB - "BKFG"), a publicly traded company, announced an updated corporate strategy today. BKF Capital's new plan of operations is to actively seek acquisition targets that show growth characteristics at a reasonable valuation. "We are seeking to deploy our capital with a focus on purchasing majority ownership stakes in both public and private companies," said Steven N. Bronson, the firm's Chairman and CEO. "Our goal is to achieve a high rate of return on invested capital and build long term value for our shareholders," said Mr. Bronson.

BKF Capital is currently seeking businesses in both growth and defensible industries. "We focus on targets with revenues greater than $2 million with a positive profitability trend," said Maria N. Fregosi, the firm's Senior Vice President and CFO. "We recognize that a growing company may be refining their products or services, systems, controls and management teams and we can be a partner in this process with capital and expertise," added Ms. Fregosi, "we encourage all interested companies to go to our website www.bkfcapital.com and submit their information to us."


About BKF Capital Group Inc.
----------------------------

BKF Capital Group Inc. (OTC QB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.


Contact:

BKF Capital Holdings Inc., Boca Raton
Maria Fregosi  561-362-4199 x 209
mfregosi@bkfcapital.com